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                                                                   EXHIBIT 99.11

                              CORRECTING AMENDMENT
                SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF
                 TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES
                      AS RESTATED EFFECTIVE JANUARY 1, 2000

         WHEREAS, the Supplemental Profit Sharing Plan of Trinity Industries, Inc. and Certain Affiliates was amended and restated effective January 1, 2000; and

         WHEREAS, it having been determined that Section 6.03(b)(2) as originally worded provided an administrative burden that was not intended.

         NOW, THEREFORE, Section 6.03(b)(2) of the Supplemental Profit Sharing Plan of Trinity Industries, Inc. and Certain Affiliates as restated effective January 1, 2000 is hereby corrected, ab initio, to read as follows:

                  Additional Matching Contribution Account. If a Participant's termination of employment is not attributable to his death or Disability, he shall be entitled to amounts credited to his Additional Matching Contribution Account to the extent that there have elapsed at least two (2) Plan Years following the end of the Plan Year for which the Additional Matching Contribution was made; provided, however, that if the Participant terminates employment by reason of retirement on or after age sixty-five (65), the Committee may, in its sole discretion, authorize a distribution of the entire amount credited to his Additional Matching Contribution Account; provided, further, that if such termination of employment occurs on or after a Change in Control, the Participant shall be entitled to the entire amount credited to his Additional Matching Contribution Account.

         IN WITNESS WHEREOF, the Company has executed this Correcting Amendment on the 13th day of January, 2000, effective as of January 1, 2000.

                                        TRINITY INDUSTRIES, INC.

                                        By: /s/ John L. Adams
                                            ------------------------------------

                                        Title: Executive Vice President

ATTEST:

/s/ Michael G. Fortado